January 14, 2020

Trust for Professional Managers 615 East Michigan Street, 2nd Floor Milwaukee, Wisconsin 53202

Re:	Jensen Quality Value Fund – Class Y Shares
Ladies and Gentlemen:
We have acted as your counsel in connection with the preparation of this Post-Effective Amendment No. 716 to the Registration Statement on Form N-1A (Registration Nos. 333-62298; 811‑10401) (the “Registration Statement”) relating to the sale by you of an unlimited number of Class Y shares (the “Shares”) of beneficial interest, $0.001 par value, of the Jensen Quality Value Fund (the “Fund”), a series of Trust for Professional Managers (the “Trust”), in the manner set forth in the Registration Statement (and the Prospectus of the Fund included therein).
We have examined: (a) the Registration Statement (and the Prospectus of the Fund included therein); (b) the Trust’s Declaration of Trust and Bylaws, as amended and restated; (c) certain resolutions of the Trust’s Board of Trustees; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.
For purposes of rendering this opinion, we have assumed that: (a) all offers and sales of Shares will be conducted in accordance with the Registration Statement and in compliance with applicable prospectus delivery requirements and state securities laws; (b) the Shares will be issued in accordance with the Trust’s Declaration of Trust and Bylaws, as amended and restated, and resolutions of the Trust’s Board of Trustees; and (c) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Trust.
We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.
Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.